Exhibit 5.1

August 7, 2006

Board of Directors
Systems Evolution, inc.
10777 Westheimer Road, Suite 810
Houston, Texas 77042

Re:  Opinion of Counsel
Registration Statement on Form S-8

Ladies and Gentlemen:

As special counsel for Systems Evolution, Inc. (the “Company”), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Second Amended Registration Statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about August 7, 2006 (the “Registration Statement”) covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 150,000,000 shares of common stock, no par value per share (the “Shares”) to be issued pursuant to the Second Amended 2006 Stock Incentive Plan of the Company (the “Plan”).

Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, duly and validly issued as fully paid and non-assessable securities of the Company.

When legally permissible, members of this firm, and their affiliates, may receive Shares under Plan as compensation for services rendered.

This firm has not been asked to, nor shall it, conduct an investigation of any sort into specific issuances of Shares under the Plan. This firm has provided the Company with a “Form S-8 Disclosure Memorandum” which provides a brief summary of the law relating to Form S-8 as well as permitted and prohibited uses for Form S-8.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ The Baum Law Firm